Confidential treatment has been requested for portions of this document. This copy of the document filed as an exhibit omits the confidential information subject to the confidential treatment request. Omissions are designated by three asterisks (***). A complete version of this document is being filed separately with the Securities and Exchange Commission.
Exhibit 10.__

Eastman Kodak Company
Professional Lab
Sales Agreement

For Kodak Use Only:

Buyer #

Cust Hierarchy #

Buyer Name	PCA LLC

Street Address	815 Matthews-Mint Hill Road

City, State, Zip	Matthews, NC 28105

Telephone	704-588-4351	Fax 704-845-8427

E-Mail Address	dwithin@pcaintl.com	Web URL pcaintl.com

Please specify the name and address, if different from above, of the individual who should receive notices, faxes, and mailings from Kodak.

Contact Name	David Alexander, CEO with a copy to Dave Withington,

Street Address	815 Matthews-Mint Hill Road

City, State Zip	Matthews, NC 28105

Buyer Authorized Signature:

Buyer Signature	/s/ David J. Withington

Print Name	DAVID J. WITHINGTON

Title	S V P

Date	12/2/2005
Kodak Authorized Signature:

Eastman Kodak Company
By	/s/ John O’Grady

Title	Director, US & C Sales & VP DFIS
Digital & Film Imaging Systems

Date	12-19-05
Business Operations
Manager’s Initials	/s/ [ILLEGIBLE]
Kodak Regional Manager Verification:

Signature

Print Name

Date

Kodak Notification:

Eastman Kodak Company

DFIS Contracts Management
343 State Street
Rochester, NY 14650-0508

FAX 585-724-9089

Kpro Lab Sales Agreement
Tmp rev as of 3/27/03

This agreement between Eastman Kodak Company (“Kodak”) and PCA LLC (“Buyer”) covers a term beginning January 1st, 2006 and ending June 30th, 2007 (“Term”). Neither party is obligated to renew this agreement at the end of the Term nor to extend this agreement beyond the Term.
1.0	Certain Obligations of Buyer
•	Subject to the terms of this Agreement, Buyer shall purchase and use, for its North American operations, (***) Color Negative Film during the Term, except that Buyer may purchase up to 1% of its North American requirements for film from other vendors for testing and evaluation.

•	Buyer shall purchase at least (***) of Color Negative Film during calendar year 2006 and at least (***) of Color Negative Film during the first six months of 2007 (each a “Purchase Commitment”).

•	Buyer shall pre-pay all orders via wire transfer.

•	Buyer shall provide a forecast to Kodak during each month, except for the last three months, of this agreement containing a 12-month estimate of its requirements for the Products referred to in Sections 1.0 and 2.0.

•	Buyer shall purchase and take delivery of all quantities of the Products set forth in the first 3 months of each forecast it provides to Kodak.

•	Buyer shall purchase 100 ISO Film-5281 in minimum and multiple quantities of 1 pallet.

•	Buyer shall purchase 200 ISO Film-5795 in minimum and multiple quantities of 1 pallet.

•	Buyer shall place all orders via the Kodak B2B Partner Site at www.kodak.com/go/partner whenever practicable.
2.0 Certain Obligations of Kodak
•	Kodak shall provide Buyer (***) for C-41 and RA-4 chemistry.

•	(***)

Film choices (unperforated)	35mm x 100'	46mm x 100'
100 ISO Film-5281	(***)	(***)
200 ISO Film -5795	(***)	(***)
Portra 160NC-5755	(***)	(***)
•	Following the period beginning on January 1, 2006 and ending on March 1, 2006 (the “Ramp-Up Period”), Kodak shall ship Products ordered by Buyer under this agreement within eight (8) days following Kodak’s receipt of payment for such shipments. During the Ramp-Up Period, Kodak will use commercially reasonable efforts to ship Products ordered by Buyer under this agreement within fourteen (14) days following Kodak’s receipt of payment for such shipments. Following the Ramp-Up Period, Kodak will use commercially reasonable efforts to ship Products ordered by Buyer as soon as practicable following receipt of payment for such shipments, it being Buyer’s expectation that most shipments can be made the business day following such receipt of payment.

•	If Buyer fails to achieve a Purchase Commitment, Kodak may, at Kodak’s sole discretion, with respect to the Products to which such commitment applies, (a) recover from Buyer an amount equal to the difference between that which Kodak received for such Products and that which Kodak would have received for such Products had they been sold at applicable catalog/list price(s), or (b) reduce the size of the discounts associated with such Product(s) during the next six-month period of the agreement (if any) by the percentage that Buyer fell short of such commitment. Should Kodak elect to proceed under subpart (a) above, Buyer shall pay the subject amount to Kodak within 45 calendar days of Kodak’s written request for such amount.
Kpro Lab Sales Agreement

3.0 Products
This agreement applies only to the Kodak products referred to above (“Products”). The Products sold to Buyer under this agreement are not for resale and are only for the use or consumption by Buyer in the operation of its business. Any resale of Products will be a material breach of this agreement, allowing Kodak to immediately terminate this agreement without an opportunity by Buyer to cure.
4.0 Payment Terms
Payment terms are Cash Before Delivery (C.B.D.). Kodak will review Buyer’s financial situation and credit risk multiple times during the Term. If conditions warrant, Kodak may, at its sole discretion and following written notice to Buyer, extend payment terms that are more favorable to Buyer than those initially set forth herein.
5.0 Price Increases
Kodak reserves the right to increase or decrease prices for Products. Kodak shall, however, increase or decrease prices no more than one time every six months and shall limit any price increase or decrease to the amount the PPI changed on a percentage basis during the immediately preceding six months. As used in this Section 5.0, “PPI” shall mean the seasonally adjusted Producer Price Index for Finished Goods as published by The Bureau of Labor Statistics of the U.S. Department of Labor. No adjustment shall be made to prices unless the change in the PPI exceeded one and one-half percent (1 1/2%) during such six-month period.
6.0 Delivery and Inspection
Buyer must inspect arriving shipments and report errors in shipment promptly. Buyer must note visible damage and shortage on the carrier manifest immediately upon unloading and report same to Kodak within 24 hours after delivery. Concealed damage or shortages involving cartons received intact must be reported to Kodak within 10 business days after receipt. Products received by Buyer and not reported to Kodak as damaged or shipped in error within such 10 day period will be deemed accepted by Buyer but subject to the warranty set forth in Section 8.0. For invoice disputes alleging shortages, Buyer must request proof of delivery within 90 days after the original invoice date. Following the Ramp-Up Period, in the event of a delay in delivery for more than eight (8) days beyond the scheduled delivery date, Buyer may purchase substitute product from another vendor, it being understood that the quantity of such substitute product shall not exceed the quantity of Product in Kodak’s delayed shipment. During the Ramp-Up Period, such right of Buyer shall be triggered if Kodak’s delay in delivery exceeds fourteen (14) days. In such event, the purchase of substitute product shall not be counted against Buyer’s 1% limitation but shall be counted in calculating Buyer’s purchase requirement.
7.0 Product Returns
All Products are sold without return privileges except where the Product is damaged in transit or shipped in error by Kodak. Prior to returning any Product, Buyer must first obtain a Return Material Authorization (“RMA”) from Kodak and include that RMA number on the packing slip for returned material. Product must be returned within 30 days after the RMA is issued. Kodak may refuse to accept the return of any Product for which Buyer has not provided an RMA number, or for which the RMA number was issued more than 30 days prior to the return. Returned Product must include all items originally packaged with or accompanying the Products. Kodak will issue a credit for authorized returns, calculated at Buyer’s then-current purchase price (taking into account any and all relevant discounts provided by Kodak). Kodak, in its sole discretion, may charge Buyer for missing items, and Buyer agrees to pay such charges within 30 days of receipt of notification of such charges.
8.0 Warranty
Kodak film Products are warranted to be free from defects in manufacture, labeling, and packaging. Kodak chemical Products are warranted to be merchantable. KODAK DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE. In the event of a breach of the foregoing warranty, Kodak’s sole obligation, and Buyer’s exclusive remedy, shall be the replacement of such defective Product, even though the defect, damage, or loss may be caused by the negligence or other fault of Kodak. Should this exclusive remedy fail its essential purpose, Kodak’s entire liability shall be limited to the refund of the purchase price (taking into account any and all relevant discounts provided by Kodak) of the defective Product.
Kpro Lab Sales Agreement

9.0	Applicability of Terms and Conditions Set Forth in Orders and Kodak’s Catalog
9.1	The terms and conditions set forth in the Kodak Professional Finishing Equipment and Supplies Price Catalog (as may be amended by Kodak from time to time) that do not conflict with the terms and conditions set forth in this agreement shall also apply to Kodak’s sale and Buyer’s purchase of the Products (“Applicable Catalog Terms”).

9.2	Every order will be governed exclusively by the terms and conditions set forth in this agreement and the Applicable Catalog Terms. Any conflicting or additional term or condition set forth on any order form or purchase order shall have no force or effect. Kodak may refuse consent or impose additional charges as a condition to accepting a cancellation or rescheduling an order.

10.0	Termination
10.1	Either party may immediately terminate this agreement by providing written notice to the other party if such other party fails to remedy a material breach of its obligations within sixty (60) days after receipt of written notice from the non-breaching party specifying the nature of the breach.
10.2	Either party may terminate this agreement immediately by providing written notice to the other party if such other party ceases to conduct its operations in the normal course of business, and/or becomes insolvent.

10.3	Either party may terminate this agreement without cause by giving the other party six (6) months advance written notice.
10.4	Kodak may terminate this agreement immediately by providing written notice to Buyer if Buyer a) attempts to assign this Agreement without Kodak’s prior written consent, b) fails to meet a Purchase Commitment, or c) transfers, directly or indirectly, to a competitor of Kodak, fifty percent (50%) or more of either the assets or the voting stock of Buyer.

10.5	Kodak may terminate this agreement immediately by providing written notice to Buyer as permitted under Section 3.0.
10.6	The terms of this agreement, which, by their context are intended to survive termination, shall survive termination.

11.0	Indemnity
11.1	Kodak will indemnify, defend and hold Buyer harmless against any claim that any Products provided under this agreement infringe a United States Patent or a copyright enforceable in the United States. Subject to the limitations in this section, Kodak will pay any costs and damages that a court finally awards against Buyer as a result of such claim or that are paid in settlement thereof, including reasonable attorney’s fees, provided Buyer gives Kodak prompt written notice of the claim and tenders to Kodak the defense and all related settlement negotiations. Kodak will have no obligation with respect to any claim based upon any modification of the Products or the use of the Products with products not furnished by Kodak if the infringement would not have occurred but for the modification or use.
11.2	Kodak will defend, indemnify, and hold harmless Buyer from and against any claims, demands, liabilities or expenses, including reasonable attorneys’ fees and costs for any personal or bodily injury or property damage, to the extent arising out of or resulting from any defects in Products. Kodak will have no obligation with respect to any claim based upon any modification of the Products or the use of the Products with products not furnished by Kodak if the damage would not have occurred but for the modification or use.
11.3	Buyer will defend, indemnify and hold Kodak harmless from any and all claims resulting from Buyer’s modification of the Products or Buyer’s use of the Products with products not furnished by Kodak.
12.0 Limitation of Liability
NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY COST OF COVER OR OTHER CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES ARISING FROM OR IN RELATION TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION WILL NOT APPLY TO A PARTY’S INDEMNITY OBLIGATIONS, IF ANY.
Kpro Lab Sales Agreement

13.0	Confidentiality
The terms of this agreement are confidential and shall not be disclosed by either party, except as may be required by law.
14.0	Force Majeure
Kodak will not be responsible for any loss or damage due to delay in delivery of Products resulting from any cause beyond its reasonable control. A delay resulting from any cause beyond the reasonable control of Kodak shall extend the time for delivery to a date that provides Kodak with a reasonable period to deliver the Products after the cause of the delay has been removed. Following the Ramp-Up Period, in the event of a delay in delivery for more than eight (8) days beyond the scheduled delivery date, Buyer may purchase substitute product from another vendor, it being understood that the quantity of such substitute product shall not exceed the quantity of Product in Kodak’s delayed shipment. During the Ramp-Up Period, such right of Buyer shall be triggered if Kodak’s delay in delivery exceeds fourteen (14) days. In such event, the purchase of substitute product shall not be counted against Buyer’s 1% limitation but shall be counted in calculating Buyer’s purchase requirement.
15.0	Governing Law
This agreement will be governed by and construed in accordance with the substantive laws of the State of New York as applied to agreements entered into between two residents of the State of New York, without regard to its choice-of-laws or conflicts-of-law principles. The parties submit to the nonexclusive personal jurisdiction of, and waive any objection against the jurisdiction of the United States District Court for the Western District of New York, and the state courts of the State of New York in Monroe County, New York.
16.0	Miscellaneous
16.1	Assignment. Buyer may not assign this agreement or any rights or obligations hereunder without the prior written consent of Kodak. Any attempt to assign without such written consent shall be null and void.
16.2	Waiver. Failure by either party to enforce any term or condition of this agreement will not be deemed a waiver of future enforcement of that or any other term or condition of this agreement.
16.3	Severability. If any term of this agreement is held invalid or unenforceable for any reason, the remainder of the provisions will continue in effect as if this agreement had been executed with the invalid portion eliminated.
16.4	Headings. The various headings in this agreement are inserted for convenience only and shall not affect the meaning or interpretation of this agreement.

16.5	Electronic Communications. Buyer acknowledges that Kodak intends to send electronic mail communications to Buyer regarding this agreement and the Products, and further agrees that all such electronic mail communications to employees or contractors of Buyer who are involved with this agreement are transactional or relationship messages within the meaning of the CAN-SPAM Act of 2003.
16.6	Interpretation. This agreement is the result of negotiations between parties of equal bargaining power and no inference in favor or against either party will be drawn from the fact that such party has drafted any portion of this agreement.
16.7	Conflicts in Documentation. In the event of a conflict between the provisions of this agreement and the provisions set forth in the Applicable Catalog Terms, the order of precedence shall be Sections 1-16 of this agreement and then the Applicable Catalog Terms. The conflicting terms and conditions set forth in the subordinate document shall be deemed deleted and shall not be binding upon either party.
Kpro Lab Sales Agreement

16.8	Entire Agreement. This agreement and the Applicable Catalog Terms constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter of this agreement.
Kpro Lab Sales Agreement